Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement #333-121545 of Wells Fargo & Company on Form S-4 of our report for First Community Capital Corporation and Subsidiaries dated March 11, 2005 appearing in the Annual Report on Form 10-K of First Community Capital Corporation and Subsidiaries for the year ended December 31, 2004, and to the reference to our firm under the heading “Experts” in the proxy statement – prospectus included in such registration statement.

/s/ Harper & Pearson Company, P.C.

Houston, Texas

June 24, 2005